Exhibit 99.1


 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807         Chief Financial Officer
          Monett, MO 65708                     (417) 235-6652

                                          IR Contact:  Jon Seegert
                                               Director of Investor Relations
                                               (417) 235-6652

    FOR IMMEDIATE RELEASE
    ---------------------

    JACK HENRY & ASSOCIATES FISCAL THIRD QUARTER NET INCOME INCREASES 32%
    ---------------------------------------------------------------------

 Monett, MO, April 20, 2004 -- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today reported strong results with revenues rising 21% for the third quarter, and continued improvement in gross and operating margins that contributed to a 32% increase in net income for the third quarter and a 27% increase in net income for the nine months ended March 31, 2004.

 Net income totaled $16.3 million, or $0.18 per diluted share, and revenues increased 21% to $119.7 million in its third quarter of fiscal 2004. A year ago, third quarter net income was $12.3 million, or $0.14 per diluted share, on revenues of $98.9 million. For the nine months ended March 31, 2004, net income increased 27% to $44.7 million, or $0.49 per diluted share, compared to $35.3 million, or $0.40 per diluted share in the first nine months of fiscal 2003. Revenues increased 16% to $341.4 million for the first nine months of fiscal 2004 compared to $295.4 million in the same period of fiscal 2003.

 "We are very pleased with our progress during the quarter and through the fiscal year as we continue to see a gradual but steady increase in sales. This was the strongest license revenue quarter we have seen since the fourth quarter of fiscal 2002. In addition to the increase in license revenue our support and services revenue continues to grow at a very healthy pace," said Michael E. Henry, Chairman and CEO. "The recent acquisitions we announced will add to our fully integrated suite of products and continue to differentiate our core systems from that of our competitor's which should continue to drive both new core sales and add on complementary products."

 "During the quarter we opened a new item processing center in Atlanta and will have another one in St. Louis by the end of our fiscal year and we are looking to add at least one more during the calendar year. The continued expansion of item centers helps our sales force close new core sales for both in-house and outsourced customers and with the Check 21 legislation taking effect later this year we will be ready to assist our customers with those requirements through our network of image enabled item centers," said Jack Prim, President. "We continue to see a positive impact from our realignment of our sales force through the increase in all components of revenue and the increase in backlog."

      Operating Results

 License fees increased 47% to $15.3 million, or 13% of third quarter revenues, compared to $10.4 million, or 11% of third quarter revenues a year ago. Growth of in-house support fees, outsourcing, and ATM/Debit switch transaction fees contributed to the 18% increase in support and service revenue to $78.4 million, or 65% of third quarter revenues, compared to $66.6 million, or 67% of last year's third quarter revenues. Hardware sales increased 19% to $26.0 million in the third quarter from $21.9 million in the prior year's quarter. Year-to-date, license revenues increased 12% to $40.7 million from $36.3 million, support and service revenues rose 19% to $227.6 million from $190.7 million and hardware revenues increased 7% to $73.1 million from $68.4 million compared to the nine months of fiscal 2003.

 Third quarter cost of sales increased 20% to $72.4 million from $60.5 million in the third quarter a year ago. Third quarter gross profit increased 23% to $47.3 million, producing a gross margin of 40%, compared to $38.4 million and a gross margin of 39% in last year's third quarter. For the nine months of fiscal 2004, cost of sales rose 12% to $206.7 million from $185.1 million, producing a gross profit of $134.7 million with a gross margin of 39%, compared to $110.4 million and a gross margin of 37% in the nine months of fiscal 2003.

 "Total revenue increased 21% and 16% for the quarter and year-to-date, respectively, while gross profit has increased 23% and 22% for the quarter and year-to-date, respectively, compared to the same periods last year," said Kevin D. Williams, CFO. "Also, both gross and operating margins continue to improve as we leverage our resources and infrastructure and we anticipate ongoing improvement of margins as we continue to focus on cost controls and process improvements." Gross margins on license revenue in the third quarter remained relatively flat at 93% compared to 92% last year due to a similar percentage of third party software sold during the respective periods. Third quarter support and service margin remained steady at 34% for both years. Hardware gross margin was slightly lower for the third quarter at 26% compared to 28% for the third quarter last year, primarily due to sales mix of hardware and a decrease in rebates received on the specific hardware sold, however hardware revenue and gross profit for the quarter both increased over last year.

 For the third quarter of 2004 bank systems and services segment revenue increased 15% to $96.7 million from $84.4 million and the related gross margins for this segment remained level at 41% for both quarters. The credit union systems and services segment revenue increased 59% to $23.0 million for the third quarter from $14.5 million and the related gross margins for this segment increased to 35% from 26% in the same quarter last year. Year-to-date bank systems and services segment revenue increased 12% to $282.5 million from $252.9 million and the related gross margins for this segment increased to 40% from 39% in the same period last year. For the first nine months, the credit union systems and services segment revenue increased 38% to $58.9 million from $42.6 million and the related gross margin for this segment increased to 35% from 27% in the same period last year. "The gross margin expansion is primarily due to additional products and service being sold in the credit union segment which carries a higher margin, the continued leverage of existing resources and overall controlling of costs," continued Williams.

 Operating expenses increased 14% during the third quarter and 18% year-to-date. Sales and marketing expenses rose 14% in the third quarter and 15% year-to-date relatively in line with revenue growth. The increases of 57% in the third quarter and 52% year-to-date in research and development expense are primarily due to ongoing development of enhancements to existing products for financial institutions. In the prior year, a large percentage of employee related expenses were capitalized as part of major ongoing development projects, which have since been completed. General and administrative costs decreased 8% in the quarter primarily due to lower employee benefit costs and increased slightly at 1% year-to-date.

 Operating income increased 32% to $25.5 million, or 21% of third quarter revenues, compared to $19.3 million, or 20% of revenues in the third quarter of fiscal 2003. For the first nine months of fiscal 2004, operating income grew 26% to $69.7 million, or 20% of year-to-date revenues, compared to $55.1 million, or 19% of revenues in the same period a year ago. Third quarter net income totaled $16.3 million, or $0.18 per diluted share, compared to $12.3 million or $0.14 per diluted share in the same quarter of fiscal 2003. Year-to-date net income grew 27% to $44.7 million, or $0.49 per share, compared to $35.3 million, or $0.40 per share in the nine months of fiscal 2003.

 Cash Flow, Balance Sheet and Backlog Review

 At March 31, 2004, cash, cash equivalents, and investments increased $55.6 million to $89.9 million compared March 31, 2003. Trade receivables increased $4.2 million from March 31, 2003 to $67.0 million. Deferred revenue increased 12% to $74.4 million compared to a year ago, reflecting the billings for in-house support related to software installed in the prior periods and deposits on products yet to be installed. Stockholders' equity grew 20% to $422.7 million from $351.1 million at March 31, 2003.

 Cash flow from operations increased to $103.7 million year-to-date from $86.8 million for the nine months a year ago. The primary reason for the $16.9 million increase is the $9.4 million increase in net income and the impact of the related increase in accrued income taxes of $6.5 million. Depreciation and amortization expenses were $24.8 million year-to-date compared to $22.4 million in the same period last year. Net cash used in investing activities was $54.6 million and included capital expenditures of $33.1 million this year-to-date compared to $34.5 million in the respective period a year ago. Net cash provided by financing activities was $7.9 million and included proceeds of $17.1 million this year compared to $1.5 million a year ago from the exercise of stock options offset by dividends paid of $9.8 million this year compared to $9.2 million last year.

 Backlog was up 9% from year-ago levels, and up 3% from the prior quarter at $187.9 million ($66.4 million in-house and $121.5 million outsourcing) at March 31, 2004. Backlog at December 31, 2003, was $182.5 million ($60.0 million in-house and $122.5 million outsourcing), and at March 31, 2003, it was $172.8 million ($64.2 million in-house and $108.6 million outsourcing).


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on April 21st at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data - unaudited)

                                    Three Months Ended    % Change     Nine Months Ended    % Change
                                    ------------------    --------     -----------------    --------
                                        March 31,                           March 31,
                                        ---------                           ---------
                                     2004        2003                   2004        2003
                                   --------    --------               --------    --------
 REVENUE
    License                       $  15,343   $  10,446      47%     $  40,703   $  36,322      12%
    Support and service              78,353      66,552      18%       227,594     190,688      19%
    Hardware                         26,012      21,900      19%        73,081      68,429       7%
                                   --------    --------               --------    --------
           Total                    119,708      98,898      21%       341,378     295,439      16%

 COST OF SALES
    Cost of license                   1,131         829      36%         2,296       2,595     -12%
    Cost of support and service      52,073      43,870      19%       152,818     131,843      16%
    Cost of hardware                 19,185      15,796      21%        51,579      50,619       2%
                                   --------    --------               --------    --------
           Total                     72,389      60,495      20%       206,693     185,057      12%
                                   --------    --------               --------    --------

 GROSS PROFIT                        47,319      38,403      23%       134,685     110,382      22%
 Gross Profit Margins                    40%         39%                    39%         37%

 OPERATING EXPENSES
    Selling and marketing             8,634       7,603      14%        25,937      22,463      15%
    Research and development          6,344       4,052      57%        17,575      11,565      52%
    General and administrative        6,842       7,457      -8%        21,520      21,205       1%
                                   --------    --------               --------    --------
           Total                     21,820      19,112      14%        65,032      55,233      18%
                                   --------    --------               --------    --------

 OPERATING INCOME                    25,499      19,291      32%        69,653      55,149      26%

 INTEREST INCOME (EXPENSE)
    Interest income                     248         134      85%           816         512      59%
    Interest expense                    (52)        (29)     79%           (81)        (84)     -4%
                                   --------    --------               --------    --------
           Total                        196         105      87%           735         428      72%
                                   --------    --------               --------    --------

 INCOME BEFORE INCOME TAXES          25,695      19,396      32%        70,388      55,577      27%

 PROVISION FOR INCOME TAXES           9,379       7,080      32%        25,692      20,286      27%
                                   --------    --------               --------    --------
 NET INCOME                       $  16,316   $  12,316      32%     $  44,696   $  35,291      27%
                                   ========    ========               ========    ========

 Diluted net income per share     $    0.18   $    0.14              $    0.49   $    0.40
                                   ========    ========               ========    ========

 Diluted weighted avg shares
   outstanding                       92,077      88,940                 91,715      89,110
                                   ========    ========               ========    ========

 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                         March 31,          % Change
                                            ----------------------   --------
                                              2004          2003
                                            --------      --------

 Cash, cash equivalents and investments    $  89,904     $  34,300       162%
 Trade receivables                         $  66,980     $  62,761         7%
 TOTAL ASSETS                              $ 547,654     $ 455,805        20%

 Accounts payable and accrued expenses     $  20,944     $  17,647        19%
 Deferred revenue                          $  74,379     $  66,177        12%
 STOCKHOLDERS' EQUITY                      $ 422,691     $ 351,181        20%


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 Note:  Transmitted on PR Newswire on April 20, 2004, at 04:00 p.m. CT.